EX 99.C

PLEASE CONTACT YOUR MERRILL FINANCIAL ADVISER TO ENSURE THE PROPER
COMPLETION AND SUBMISSION OF THE NECESSARY DOCUMENTATION
LETTER OF TRANSMITTAL
REGARDING
LIMITED LIABILITY COMPANY INTERESTS
IN
GROSVENOR REGISTERED MULTI-STRATEGY FUND (TE), LLC
TENDERED PURSUANT TO THE OFFER TO PURCHASE
DATED JUNE 27, 2011

The Offer and withdrawal rights will expire
at, and this Letter of Transmittal must be
received by, 12:00 midnight, Eastern Time,
on Wednesday, July 27, 2011, unless the Offer is extended.

Letter of Transmittal — TE (ML)	Page 1

Ladies and Gentlemen:
The undersigned hereby tenders to Grosvenor Registered Multi-Strategy Fund (TE), LLC, a closed-end, diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the limited liability company interest (hereinafter the “Interest” or “Interests” as the context requires) in the Fund or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase dated June 27, 2011 (“Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.
The undersigned hereby sells to the Fund the Interest in the Fund or portion thereof tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Interest or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by the Fund. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.
The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Interests in the Fund or portions thereof tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all the undersigned’s Interests in the Fund may be purchased.
A non-transferable, non-interest bearing promissory note for the purchase price will be paid to the undersigned if the Fund accepts for purchase the Interest or portion thereof tendered hereby. The undersigned acknowledges that the promissory note will be held for the undersigned by BNY Mellon Investment Servicing (US) Inc., the Fund’s administrator. The cash payment(s) of the purchase price for the Interest or portion thereof tendered by the undersigned and accepted for purchase by the Fund will be made by wire transfer of the proceeds to the undersigned’s account at Merrill. The undersigned hereby represents and warrants that the undersigned understands that upon a withdrawal of such cash payment from the account, the institution at which the account is held may subject such withdrawal to any fees that it would customarily assess upon the withdrawal of cash from such account. The undersigned hereby represents and warrants that the undersigned understands that any payment in the form of marketable securities would be made by means of special arrangement with the tendering member in the sole discretion of the Fund’s Board of Directors.
If 95% or more of the undersigned’s Interest is tendered and accepted for purchase, the promissory note will also provide for a contingent payment portion of the purchase price, if any, as described in Section 7 of the Offer to Purchase. Any contingent payment of cash due pursuant to a note will also be made by wire transfer to the undersigned’s account as designated in this Letter of Transmittal. The undersigned recognizes that the amount of the purchase price for Interests will be based on the unaudited net asset value of the Fund as of September 30, 2011 (the “Valuation Date”), subject to an extension of the Offer as described in Section 8 of the Offer to Purchase. The contingent payment portion of the purchase price, if any, will be made within 120 days of the Valuation Date.

Letter of Transmittal — TE (ML)	Page 2

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 6 of the Offer to Purchase, this tender is irrevocable.
Investors wishing to tender Interests pursuant to the Offer should contact their Merrill Financial Adviser (“Merrill FA”) who will enter the order and provide the Investor with a customized Tender Offer Form for its account. Included with this Offer material is a sample Tender Offer Form which is for reference only. The Tender Offer Form generated for an Investor’s account will need to be signed and returned to the Investor’s Merrill FA. Upon receiving signed documentation, the Investor’s Merrill FA will submit the form for processing. An Investor’s Merrill FA must submit the form by the Expiration Date.
If you do not want to sell your Interests at this time, please disregard this notice. This is simply notification of the Fund’s tender offer. If you decide to tender, you are responsible for confirming that your Merrill Financial Adviser has received your documents in good order.

Letter of Transmittal — TE (ML)	Page 3

Requested Tender or Redemption Order Form 1. INFORMATION a. Investor Information Investor Name(s): Account Number: Distribution Channel: Phone Number: E-Mail Address: Account Registration: b. Financial Adviser or Portfolio Manager Information FA / PM Name: Production Number / Common Associate ID: Wire Call / Location: Phone Number: E-Mail Address: 2. REQUESTED TENDER OR REDEMPTION DETAILS a. Fund Information Fund Name: b. Order Information Effective Date: Full Tender / Redemption: Partial Tender / Redemption: Units: OR Dollars: Additional Information: Letter of Transmittal — TE (ML) Page 4

3. PAYMENT a. Cash Payment Cash payment due pursuant to this request will be made directly to Merrill Lynch, Pierce, Fenner & Smith, Inc. or U.S. Trust, as indicated above, who will facilitate the distribution of proceeds into the undersigned’s account. 4. SIGNATURE(S) a. Individual or Joint Investors (Including spouses invested jointly) Subscriber Name: (Print clearly) Subscriber Signature: Date: (If any) Joint Subscriber Name: (If any, print clearly) Joint Subscriber Signature: Date: (If any) Entity Investors (Including IRAs/IRRAs, trusts, endowments, foundations, corporations and partnerships) If more than two Authorizing Signatures are required, please attach a separate Authorizing Signature Page. Include Name, Title, Signature and Date. Entity Name: (Print clearly) Authorizing Signature Name: (Print clearly) Authorizing Signature Title: (Print clearly) Authorizing Signature: Date: (If any) Authorizing Signature Name: (If any, print clearly) Authorizing Signature Title: (If any, print clearly) Authorizing Signature: Date: (If any) b. Financial Adviser or Portfolio Manager FA/PM Name: (Print clearly) FA/PM Signature: Date: (If any) Investors should retain a copy of this form for their records. FOR FINANCIAL ADVISERS/PORTFOLIO MANAGERS: Please verify or complete all of the required fields and update on the document if necessary. To complete this order, you must scan the signed and completed form and upload within the AI Processing Center. Please note that this order is not considered complete until the AI Dashboard shows Document Approved. All documents must be submitted and approved prior to the deadline. Letter of Transmittal — TE (ML) Page 5